Exhibit 99.8

CAI International, Inc. Announces the Closing of $100 Million in Asset-Backed Securitization Warehouse Notes

SAN FRANCISCO--(BUSINESS WIRE) -- CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today announced that on September 9, 2011, CAL Funding I Limited, a wholly-owned indirect subsidiary of CAI, entered into a credit facility for $100 million of asset-backed warehouse notes. There was no funding under the facility at closing but the commitment to fund under the notes is available until September 8, 2013.  The interest rate under the notes is LIBOR plus 2.50% during the initial two-year funding period.  If the notes are not refinanced or renewed during this two-year period, the facility is structured to amortize over a term that is scheduled to be ten years, but not to exceed 15 years.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “This new $100 million warehouse facility significantly expands our access to capital and positions CAI to continue its investment plans into 2012.  This new credit facility complements our existing $330 million revolving credit facility.  Bank of America Merrill Lynch is the sole arranger under the facility and we would like to thank the bank for the continued support and confidence that it has shown in providing this commitment to CAI.”

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers.  As of June 30, 2011, the company operated a worldwide fleet of approximately 884,000 TEUs of containers through 12 offices located in ten countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others.  CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release.  Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.